Exhibit 99.2

July 3, 2013

Dear Shareholder,

Bluerock Real Estate and the Board of Directors for the Bluerock Multifamily Growth REIT, Inc. (“BMG” and “Company”) remain steadfastly committed to your best interests as an investing shareholder. As such, we wish to inform you that on July 1, 2013, following its meeting with the Board of Directors, the Company has decided to explore strategic alternatives to enhance the growth of its portfolio.

As you know, the Company has taken strategic actions over the past year to consolidate its holdings and strengthen and enhance the transparency of the balance sheet and income statement, to position the REIT to take advantage of growth opportunities and make it more shareholder friendly by reducing its ongoing fees and removing any internalization compensation. Looking ahead, the Board remains deeply committed to exploring available opportunities to facilitate our growth for the benefit of our shareholders.

In anticipation of its review of strategic alternatives, the Board of Directors voted to temporarily suspend (not cancel) the Company’s share repurchase plan, including pending repurchase requests that were queued as of June 27, 2013. The Board will revisit the share repurchase plan at the end of the third quarter.

Thank you for your investment in BMG. We will continue to keep you informed of all strategic decisions as we seek to expand. If you have any questions related to BMG, please contact your Financial Advisor or our Investor Relations Department by phone at 888-558-1031, or by email at investor.relations@bluerockre.com.

Sincerely,

Dr. Randy I. Anderson

CEO, Bluerock Multifamily Growth REIT

This letter may contain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Bluerock Multifamily Growth REIT, Inc. | 712 Fifth Avenue, New York, NY 10019 | www.bluerockre.com